Exhibit 4.7

Second Addendum to Demand Note and Security Agreement Signed April 29, 2011.

The parties to this addendum shall be Intelligent Highway Solutions, Inc. located at 8 Slight Sky Ct. Sacramento, CA 95828 Michael J Sullivan located at 4830 Sorento Road, Sacramento, CA 95835 ("Borrowers"), Kenneth E. Polk, located at 9226 Marina Plaza Drive North, Long Beach, CA 90803 ("Secured Party").

In consideration and not withstanding any previous agreement(s), the parties hereby agree to extend and revise the demand note amount of the original agreement signed on April 29, 2011, as attached Exhibit "A" to this addendum to extend to September 30, 2012.

All provisions related to the original agreement remain in full force and effect including, but not limited to the Demand Note and Security Agreement. Borrowers agree that this addendum is subject to the original agreement and are subject to the security agreement dated April 29, 2011 and perfected with the CA Dept of Corporations UCC division.

4/30/2012	$2,500
5/31/2012	$2,500
6/30/2012	$2,500
7/31/2012	$2,500
8/31/2012	$2,500
9/30/2012	$2,500

This addendum supersedes and replaces all previous debt obligations and notes previously entered into between Borrowers and Secure Party, expected as noted above.

Intelligent Highway Solutions, Inc.	Kenneth K. Polk (Borrower)
(Borrower)	(Secured Party)

/s/ Devon Jones, CEO	/s/ Kenneth K. Polk

Third Addendum to Demand Note and Security Agreement Signed April 29, 2011.

The parties to this addendum shall be intelligent Highway Solutions, inc. located at 8 Slight Sky Ct. Sacramento, CA 95828 ("Borrowers"), Kenneth E. Polk, located at 9226 Marina Plaza Drive North, Long Beach, CA 90803 ("Secured Party").

In consideration and not withstanding any previous agreement(s), the parties hereby agree to extend and revise the demand note amount of the original agreement sighed on April 29, 2011, as attached Exhibit "A" to this addendum to extend to February 28, 2013.

All provisions related to the original agreement remain in full force and effect including, but not limited to the Demand Note and Security Agreement, Borrowers agree that this addendum is subject to the original agreement and are subject to the security agreement dated April 29, 2011 and perfected with the CA Dept of Corporations UCC division.

9/30/2012	$2,500
10/30/2012	$2,500
11/30/2012	$2,500
12/30/2012	$2,500
1/30/2013	$2,506
2/28/2013	$2,500
2/28/2013	100,000,	principal balance due and payable

Late fee of $100,00 will be assessed on any payment made after five days beyond the due date(s) as defined schedule above.

This addendum supersedes and replaces all previous debt obligations and notes previously entered into between Borrowers and Secure Party, expected as noted above.

Intelligent Highway Solutions, inc.	Kenneth K. Polk (Borrower)
(Borrower)	(Secured Party)

/s/ Devon Jones, CEO	/s/ Kenneth K. Polk
09/17/2012
09-17-2012